Exhibit 99.2

Organetix Signs Letter of Intent to Merge With New Mexico Based Laser Developer Volius, Inc.

Wednesday September 27, 3:10 pm ET

NEW YORK, Sept. 27, 2006 (PRIMEZONE) -- Organetix Inc. (OTC BB:OGTX.OB - News) has today announced that it has executed a Letter of Intent ("LOI") with Los Alamos, New Mexico based Volius, Inc., a leading developer of fiber lasers utilized for a broad range of applications in the engineering, industrial, medical, aerospace, and marking industries. The next step towards the completion of the proposed merger would be the execution of a definitive merger agreement, based on terms set fourth in the Letter of Intent (which shall be disclosed in a form 8K filing). While there can be no assurances moving forward, management of Organetix is confident about the successful completion of a definitive merger agreement with Volius, at a future date.

Volius, Inc., of Los Alamos, NM, provides a broad array of high power fiber laser devices supporting applications in the aerospace, material processing, and telecom sectors. (http://www.volius.com) Volius is focused on strengthening its position in these markets with an expanded customer base, new technologies, and gaining greater operational efficiencies. Volius started generating meaningful revenues earlier this year and expects to shortly commence a comprehensive audit, requisite for any type of reverse merger with a reporting Company (such as Organetix, Inc.).

Fiber lasers offer significant advantages over existing lasers including addressing a greater array of applications, increased power capacity, and significantly lower lifetime costs. According to Strategies Unlimited, the fiber laser market is estimated to grow at a compound annual growth rate of approximately 39% from $131M in 2005 to $673M by 2010. The total available market for fiber lasers will grow 9% from $1.8B in 2005 to $2.8B by 2010. Their penetration is estimated to grow from 7% to 24% of the total available market during that time period.
(http://su.pennnet.com/press_display.cfm?ARTICLE_ID=252574).

Dr. David Hostelley, president of Organetix commented, "We are delighted to have entered into formal negotiations to merge with a cutting edge technology company, focused on gaining marker share in a large industry. We will do our best to successfully work towards a definitive merger agreement over the next weeks and months. We believe that the successful completion of merger with Volius could greatly enhance shareholder value for owners of stock in both companies."

DISCLAIMER

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed acquisition and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "projects" or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Contact: Organetix, Inc.
         Antonio Treminio
         (212) 315-9705
         (917) 660-5755, Cell